Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Offers Guidance For Fiscal Year Period Ended February 28, 2011

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – March 14, 2011-- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made four key observations today:

First, that sales revenue and net income for the fiscal year remains strong and that performance will be significantly greater over prior year.  The results for this fiscal year are anticipated to be in excess of $4 million in sales revenue and that net income is expected to exceed $1 million.

Second, Carl Palmer, President and CEO of Seychelle said “We are continuing our expansion into mass retailers through our distribution partners.”

Third, Carl Palmer said “To accommodate this increase in demand we have doubled our warehouse capacity with the addition of vertical racks throughout the assembly area for both raw materials and finished goods.”

Fourth, Carl Palmer followed by saying “We have developed two new products for sale in both the retail and disaster relief markets for use in the US and International Markets.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

         ”Seychelle Products are the Most Field and Laboratory Tested
         Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,882,646 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.